UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported)  September 21, 2006


                   AEI INCOME & GROWTH FUND 26 LLC
      (Exact name of registrant as specified in its charter)


      State of Delaware           000-51823           41-2173048
(State or other jurisdiction  (Commission File      (IRS Employer
      of incorporation)            Number)        Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
             (Address of Principal Executive Offices)


                             (651) 227-7333
       (Registrant's telephone number, including area code)



  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))


Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

        On September 21, 2006, the Company purchased a 37% interest in an Applebee's restaurant in Indianapolis, Indiana for $1,111,827 from Apple Indiana II LLC, an unrelated third party. The property is leased to the seller under a Lease Agreement with a primary term of 20 years. The Lease may be renewed by the tenant for up to four consecutive terms of five years each. The Lease requires an initial annual rent of $81,497 for the 37% interest, which will increase every five years by 7.5%. The Lease is a triple net lease under which the tenant is responsible for payment of all real estate taxes, insurance, maintenance, repairs and operating expenses of the property.

       The Company purchased the property with cash received from the sale of LLC Units. The store was constructed in 1997 and is a 5,230 square foot building situated on approximately 1.3 acres. The freestanding retail store is located at 7345 East Washington Street, Indianapolis, Indiana.

       The Company also expects to purchase the remaining 63% interest in this property once it has adequate funds from the sale of units, and provided the Managing Members conclude that the purchase provides adequate diversity to the Company's holdings. In order to facilitate our purchase of this property, AEI Fund Management XVII, Inc. (AFM), an affiliate of the
Managing Members, purchased the remaining 63% interest in the property for approximately $1,893,000. The price the Company pays will be equal to the price paid by AFM plus the expenses, expected to be minimal, which are incurred by it to transfer ownership of the property to the Company. Any profit or loss on this 63% interest during the period the interest is owned by AFM will be paid or charged to the Company. There will be no other benefit arising out of the transaction to the Company's managers or their affiliates apart from compensation otherwise permitted by the Company's operating agreement.

       Apple Indiana II LLC is a subsidiary of Apple American Group LLC (AAG), which has guaranteed the lease. As of September 2006, AAG operated approximately 130 Applebee's restaurants in eight states and was the largest franchisee in the Applebee's system. For the fiscal year ended December 25, 2005, AAG reported a net worth of approximately $38.9 million, earnings before interest, taxes, depreciation and amortization of approximately $21.3 million, and a net loss, after one-time special charges totaling approximately $10 million, of $0.8 million. AAG is a privately held company.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

      (a) Financial statements of businesses acquired - Because the property is leased to a single tenant on a long-term basis under a triple net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property. Financial information of the tenant is presented in the last paragraph of Item 2.01.

      (b) Pro forma financial information - A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Company's balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

          Assuming the Company had acquired the property on April 3, 2006 (date the Company commenced operations), the Company's Investments in Real Estate would have increased by $1,111,827 and its Current Assets (cash) would have decreased by $1,111,827.

          Income  for  the  Company  would  have  increased  from
          $49,092  to $69,013 for the period ended June 30,  2006
          if the Company had owned the property during the period.

          Depreciation Expense would have increased by $7,881 for the period ended June 30, 2006.

          The net effect of these pro forma adjustments would have caused Net Income to increase from $22,631 to $34,671, which would have resulted in Net Income of $0.13 per LLC Unit outstanding for the period ended June 30, 2006.

      (c) Exhibits.

          Exhibit 10.1 - Assignment and Assumption of Purchase and Sale Agreement dated September 11, 2006 between the Company, AEI Fund Management XVII, Inc. and AEI Fund Management, Inc. relating to the Property at 7345 E. Washington Street, Indianapolis, Indiana.

          Exhibit 10.2 - Net Lease Agreement dated September 21, 2006 between the Company, AEI Fund Management XVII, Inc. and Apple Indiana II LLC relating to the Property at 7345 E. Washington Street, Indianapolis, Indiana.



                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND 26 LLC

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing Member


Date:  September 26, 2006      /s/ Robert P Johnson
                              By:  Robert P. Johnson
                                 Its:  President